EXHIBIT 10.8

MEMBERSHIP INTEREST PURCHASE AGREEMENT

This Membership Interest Purchase Agreement (this “Agreement”), dated as of February 28, 2023 is entered into between the owners of units in Brio Nutrition, LLC, a Texas Limited Liability Company and Brio Nutrition, LLC (Brio) collectively (“the Sellers”), and 1606 Corp, a Nevada corporation (“Buyer”). Individual selling members and the purchase price for their interest is set forth in Signature page

RECITALS

WHEREAS, Sellers owns all of the issued and outstanding membership interests (the “Membership Interests”), in Brio; and

WHEREAS, Sellers wish to sell to Buyer, and Buyer wishes to purchase from Sellers, 499,775 issued Membership Units and 39,950 newly issued from Brio consisting of Fifty One Percent (51%) of Membership Units totally issued, subject to the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

PURCHASE AND SALE

Section 1.01 Purchase and Sale. Subject to the terms and conditions set forth herein, at the Closing (as defined in Articles II and VII ), Sellers shall sell to Buyer, and Buyer shall purchase from Sellers, the Membership Interests, free and clear of any mortgage, pledge, lien, charge, security interest, claim, community property interest, option, equitable interest, restriction of any kind (including any restriction on use, voting, transfer, receipt of income, or exercise of any other ownership attribute), or other encumbrance (each, an “Encumbrance”), for the consideration specified in Section 1.01.

Section 1.01Purchase Price. The aggregate purchase price for the Membership Interests shall be as follows;

(a)	230,559 shares of Buyer’s common stock with standard restrictive legend.

(b)	a cash payment of $50,000.00 paid to Brio for 39,950 Membership Units

Buyer shall pay the Closing Date Payment to Sellers at the Closing in cash by wire transfer of immediately available funds in accordance with the wire transfer instructions set forth in Disclosure Schedule 1.02 attached hereto. The term “Disclosure Schedules” means the disclosure schedules delivered by Sellers concurrently with the execution, closing, and delivery of this Agreement.

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ARTICLE II

CLOSING

The closing of the Acquisition shall be conditional on the following:

(a)	Satisfactory completion of the due diligence by the Buyer;

(b)	Satisfactory completion of an audit of the financial statements of Brio by the independent accounting firm of the Buyer

(c)	There being no order, ruling, judgement or decree in effect, including any regulatory agency, against Brio in any respect.

Section 2.01 Transactions to be Effected at the Closing.

(a)	At the Closing, Buyer shall deliver to Sellers:

(i)	the Closing Date Payment;
(ii)	the Stock Consideration;

(b)	At the Closing, the Sellers shall deliver to Buyer:

(i)	the Membership Interests free and clear of all encumbrances; and
(ii)	the closing deliverables listed in Section 7.02.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF SELLERS

Sellers represents and warrants to Buyer that the statements contained in this Article III are true and correct as of the date hereof and will be true and correct as of the Closing. For purposes of this Agreement, “Sellers’s knowledge,” “knowledge of Sellers,” and any similar phrases shall mean the actual or constructive knowledge of Sellers, after due inquiry.

Section 3.01 Organization and Authority of Sellers. The Sellers has the legal capacity to execute, deliver and perform this Agreement, the Transaction Documents, and the other agreements, instruments, and documents executed by the Sellers required to be delivered in connection with this Agreement or at the Closing to which they are a party and each of the transactions contemplated hereby and thereby and to perform his obligations hereunder and thereunder.

Section 3.02 Organization, Authority, and Qualification of Brio. Brio is a limited liability company duly organized, validly existing, and in good standing under the Laws of the state of Texas and has full limited liability company power and authority to own, operate, or lease the properties and assets now owned, operated, or leased by it and to carry on its business as it has been and is currently conducted. Schedule 3.02 of the Disclosure Schedules sets forth each jurisdiction in which Brio is licensed or qualified to do business, and Brio is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business as currently conducted makes such licensing or qualification necessary.

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Section 3.03 Capitalization.

(a) Sellers are the record owners of and have good and valid title to the Membership Interests, free and clear of all Encumbrances. The Membership Interests constitute 100% of the total issued and outstanding membership interests in Brio. The Membership Interests have been duly authorized and are validly issued, fully paid, and non-assessable. Upon consummation of the transactions contemplated by this Agreement, Buyer shall own 51% of the Membership Interests, free and clear of all Encumbrances.

(b) The Membership Interests were issued in compliance with applicable Laws. The Membership Interests were not issued in violation of the certificate of formation, company agreement, or other governing documents of Brio (collectively, the “Governing Documents”) or any other agreement, understanding, arrangement, or commitment to which Sellers or Brio is a party and are not subject to or in violation of any preemptive or similar rights of any individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association, or other entity (each, a “Person”).

(c) Except as set out in Section 3.03(c) of the Disclosure Schedules, there are no outstanding or authorized options, warrants, convertible securities, or other rights, agreements, or commitments of any character relating to the membership interests or equity interests in Brio or obligating Sellers or Brio to issue or sell any membership interests (including the Membership Interests), or any other interest, in Brio. Other than the Governing Documents, there are no voting trusts, proxies, or other agreements or understandings in effect with respect to the voting or transfer of any of the Membership Interests.

Section 3.04 No Subsidiaries. Brio does not have, or have the right to acquire, an ownership interest in any other Person.

Section 3.05 No Conflicts or Consents. The execution, delivery, and performance by Sellers and Brio of this Agreement and the other Transaction Documents to which either is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) violate or conflict with any provision of the certificate of formation, company agreement, or other governing documents of Brio; (b) violate or conflict with any provision of any statute, law, ordinance, regulation, rule, code, treaty, or other requirement of any Governmental Authority (collectively, “Law”) or any order, writ, judgment, injunction, decree, determination, penalty, or award entered by or with any Governmental Authority (“Governmental Order”) applicable to Sellers or Brio; (c) require the consent, notice, or filing with or other action by any Person or require any Permit (as defined in Section 3.15 (b), license, or Governmental Order; (d) violate or conflict with, result in the acceleration of, or create in any party the right to accelerate, terminate, or modify any contract, lease, deed, mortgage, license, instrument, note, indenture, joint venture, or any other agreement, commitment, or legally binding arrangement, whether written or oral (collectively, “Contracts”), to which Sellers or Brio is a party or by which Sellers or Brio is bound or to which any of their respective properties and assets are subject; or (e) result in the creation or imposition of any Encumbrance on any properties or assets of Brio.

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Section 3.06 Financial Statements. Complete copies of Brio’s financial statements consisting of the balance sheet of Brio as at December 31 in each of the years 2021and 2022 (the “Financial Statements”) and the tax returns December 31, 2021 have been delivered to Buyer. The Financial Statements have been prepared in accordance with generally accepted accounting principles in effect in the United States from time to time (“GAAP”), applied on a consistent basis throughout the period involved. The Financial Statements are based on the books and records of Brio and fairly present the financial condition of Brio as of the respective dates they were prepared and the results of the operations of Brio for the periods indicated. The balance sheet of Brio as of December 31, 2021 is referred to herein as the “Balance Sheet” and the date thereof as the “Balance Sheet Date”. Brio maintains a standard system of accounting established and administered

Section 3.07 in accordance with GAAP.

Section 3.08 Undisclosed Liabilities. Brio has no liabilities, obligations, or commitments of any nature whatsoever, whether asserted, known, absolute, accrued, matured, or otherwise (collectively, “Liabilities”), except: (a) those which are adequately reflected or reserved against in the Balance Sheet as of the Balance Sheet Date; and (b) those which have been incurred in the ordinary course of business consistent with past practice since the Balance Sheet Date and which are not, individually or in the aggregate, material in amount.

Section 3.09 Absence of Certain Changes, Events, and Conditions. Since the Balance Sheet Date, and other than in the ordinary course of business consistent with past practice, there has not been, with respect to Brio, any change, event, condition, or development that is, or could reasonably be expected to be, individually or in the aggregate, materially adverse to the business, results of operations, condition (financial or otherwise), or assets of Brio.

Section 3.10 . Condition and Sufficiency of Assets. Except as set forth in Section 3.09 of the Disclosure Schedules, the buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property of Brio are structurally sound, are in good operating condition and repair, and are adequate for the uses to which they are being put, and none of such buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost. The buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property currently owned or leased by Brio, together with all other properties and assets of Brio, are sufficient for the continued conduct of Brio’s business after the Closing in substantially the same manner as conducted prior to the Closing and constitute all of the rights, property and assets necessary to conduct the business of Brio as currently conducted.

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Section 3.11 Material Contracts.

(a) Section 3.10(a) of the Disclosure Schedules lists each Contract that is material to Brio’s (“Material Contracts”), including the following:

(i) each Contract of Brio involving aggregate consideration in excess of $10,000 and which, in each case, cannot be cancelled by Brio without penalty or without more than 90 days’ notice;

(ii) all Contracts that provide for the indemnification by Brio of any Person or the assumption of any Tax (as defined in Section 3.18 (a) environmental, or other Liability of any Person;

(iii) all Contracts relating to Intellectual Property (as defined in Section 3.11 (a), including all licenses, sublicenses, settlements, coexistence agreements, covenants not to sue, and permissions;

(iv) except for Contracts relating to trade payables, all Contracts relating to indebtedness (including, without limitation, guarantees) of Brio; and

(v) all Contracts that limit or purport to limit the ability of Brio to compete in any line of business or with any Person or in any geographic area or during any period of time.

(b) Each Material Contract is valid and binding on Brio in accordance with its terms and is in full force and effect. None of Brio or, to Sellers’s knowledge, any other party thereto is in breach of or default under (or is alleged to be in breach of or default under) or has provided or received any notice of any intention to terminate any Material Contract. Complete and correct copies of each Material Contract (including all modifications, amendments, and supplements thereto and waivers thereunder) have been made available to the Buyer.

Section 3.12 Intellectual Property.

(a) “Intellectual Property” means any and all of the following in any jurisdiction throughout the world: (i) issued patents and patent applications; (ii) trademarks, service marks, trade names, and other similar indicia of source or origin, together with the goodwill connected with the use of and symbolized by, and all registrations, applications for registration, and renewals of, any of the foregoing; (iii) copyrights, including all applications and registrations; (iv) trade secrets, know-how, inventions (whether or not patentable), technology, and other confidential and proprietary information and all rights therein; (v) internet domain names and social media accounts and pages; and (vi) other intellectual or industrial property and related proprietary rights, interests, and protections.

(b) Section 3.11(b) of the Disclosure Schedules lists all issued patents, registered trademarks, domain names and copyrights, and pending applications for any of the foregoing and all material unregistered Intellectual Property that are owned by Brio (the “Company IP Registrations”). Brio owns or has the valid and enforceable right to use all Intellectual Property used or held for use in or necessary for the conduct of Brio’s business as currently conducted or as proposed to be conducted (the “Company Intellectual Property”), free and clear of all Encumbrances. All of Brio Intellectual Property is valid and enforceable, and all Company IP Registrations are subsisting and in full force and effect. Brio has taken all necessary steps to maintain and enforce Brio Intellectual Property.

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(c) The conduct of Brio’s business as currently and formerly conducted and as proposed to be conducted has not infringed, misappropriated, or otherwise violated and will not infringe, misappropriate, or otherwise violate the Intellectual Property or other rights of any Person. No Person has infringed, misappropriated, or otherwise violated any Company Intellectual Property.

Section 3.13 Material Customers and Suppliers.

(a) Section 3.12(a) of the Disclosure Schedules sets forth each customer who has paid aggregate consideration to Brio for goods or services rendered in an amount greater than or equal to $10,000 for each of the two most recent fiscal years (collectively, the “Material Customers”). Brio has not received any notice, and has no reason to believe, that any of its Material Customers has ceased, or intends to cease after the Closing, to purchase or use its goods or services or to otherwise terminate or materially reduce its relationship with Brio.

(b) Section 3.12(b) of the Disclosure Schedules sets forth each supplier to whom Brio has paid consideration for goods or services rendered in an amount greater than or equal to $10,000 for each of the two most recent fiscal years (collectively, the “Material Suppliers”). Brio has not received any notice, and has no reason to believe, that any of its Material Suppliers has ceased, or intends to cease, to supply goods or services to Brio or to otherwise terminate or materially reduce its relationship with Brio.

Section 3.14 Insurance. Section 3.13 of the Disclosure Schedules sets forth a true and complete list of all current policies or binders of insurance maintained by Sellers or its Affiliates (including Brio) and relating to the assets, business, operations, employees, officers, and sole member of Brio (collectively, the “Insurance Policies”). Such Insurance Policies: (a) are in full force and effect; (b) are valid and binding in accordance with their terms; (c) are provided by carriers who are financially solvent; and (d) have not been subject to any lapse in coverage. Neither the Sellers nor any of its Affiliates (including Brio) has received any written notice of cancellation of, premium increase with respect to, or alteration of coverage under, any of such Insurance Policies. All premiums due on such Insurance Policies have been paid. None of Sellers or any of its Affiliates (including Brio) is in default under, or has otherwise failed to comply with, in any material respect, any provision contained in any Insurance Policy. The Insurance Policies are of the type and in the amounts customarily carried by Persons conducting a business similar to Brio and are sufficient for compliance with all applicable Laws and Contracts to which Brio is a party or by which it is bound. For purposes of this Agreement: (x) “Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person; and (y) the term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract, or otherwise.

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Section 3.15 Legal Proceedings; Governmental Orders.

(a) There are no claims, actions, causes of action, demands, lawsuits, arbitrations, inquiries, audits, notices of violation, proceedings, litigation, citations, summons, subpoenas, or investigations of any nature, whether at law or in equity (collectively, “Actions”) pending or, to Sellers’s knowledge, threatened against or by Brio, Sellers, or any Affiliate of Sellers: (i) relating to or affecting Brio or any of Brio’s properties or assets; or (ii) that challenge or seek to prevent, enjoin, or otherwise delay the transactions contemplated by this Agreement. No event has occurred, or circumstances exist that may give rise to, or serve as a basis for, any such Action.

(b) There are no outstanding, and Brio is in compliance with all, Governmental Orders against, relating to, or affecting Brio or any of its properties or assets.

Section 3.16 Compliance with Laws; Permits.

(a) Brio has complied with, and is now complying, with all Laws applicable to it or its business, properties, or assets.

(b) All permits, licenses, franchises, approvals, registrations, certificates, variances, and similar rights obtained, or required to be obtained, from Governmental Authorities (collectively, “Permits”) that are required for Brio to conduct its business, including, without limitation, owning or operating any of the Real Property, have been obtained and are valid and in full force and effect. Section 3.15(b) of the Disclosure Schedules lists all current Permits issued to Brio and no event has occurred that would reasonably be expected to result in the revocation or lapse of any such Permit.

Section 3.17 Employee Benefit Matters. None

Section 3.18 Employment Matters.

(a) Section 3.17(a) of the Disclosure Schedules lists: (i) all employees, independent contractors, and consultants of Brio; and (ii) for each individual described in clause (i), (A) the individual’s title or position, hire date, and compensation, (B) any Contracts entered into between Brio and such individual, whether or not written, and (C) the fringe benefits provided to each such individual. All compensation payable to all employees, independent contractors, or consultants of Brio for services performed on or prior to the Closing Date has been paid in full.

(b) Brio is not, and has not been, a party to or bound by any collective bargaining agreement or other Contract with a union or similar labor organization (collectively, “Union”), and no Union has represented or purported to represent any employee of Brio. There has never been, nor has there been any threat of, any strike, work stoppage, slowdown, picketing, or other similar labor disruption or dispute affecting Brio or any of its employees.

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(c) Brio is and has been in compliance with: (i) all applicable employment Laws and agreements regarding hiring, employment, termination of employment, plant closings and mass layoffs, employment discrimination, harassment, retaliation, and reasonable accommodation, leaves of absence, terms and conditions of employment, wages and hours of work, employee classification, employee health and safety, engagement and classification of independent contractors, payroll taxes, and immigration with respect to all employees, independent contractors, and contingent workers; and (ii) all applicable Laws relating to the relations between it and any labor organization, trade union, work council, or other body representing employees of Brio.

Section 3.19 Taxes.

(a) All returns, declarations, reports, information returns and statements, and other documents relating to Taxes (including amended returns and claims for refund) (collectively, “Tax Returns”) required to be filed by Brio on or before the Closing Date have been timely filed. Such Tax Returns are true, correct, and complete in all respects. All Taxes due and owing by Brio (whether or not shown on any Tax Return) have been timely paid. No extensions or waivers of statutes of limitations have been given or requested with respect to any Taxes of Brio. Sellers has delivered to Buyer copies of all Tax Returns and examination reports of Brio and statements of deficiencies assessed against, or agreed to by, Brio for all Tax periods ending after December 31, 2022. The term “Taxes” means all federal, state, local, foreign, and other income, gross receipts, sales, use, production, ad valorem, transfer, franchise, registration, profits, license, lease, service, service use, withholding, payroll, employment, unemployment, estimated, excise, severance, environmental, stamp, occupation, premium, property (real or personal), real property gains, windfall profits, customs, duties, or other taxes, fees, assessments, or charges of any kind whatsoever, together with any interest, additions, or penalties with respect thereto and any interest in respect of such additions or penalties.

(b) Brio has withheld and paid each Tax required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, customer, member, or other party, and complied with all information reporting and backup withholding provisions of applicable Law.

(c) Brio has not been a member of an affiliated, combined, consolidated, or unitary Tax group for Tax purposes. Brio has no Liability for Taxes of any Person (other than Brio) under Treasury Regulations Section 1.1502-6 (or any corresponding provision of state, local, or foreign Law), as transferee or successor, by contract, or otherwise.

(d) There are no liens for Taxes (other than for current Taxes not yet due and payable) upon the assets of Brio.

(e) Sellers is not a “foreign person” as that term is used in Treasury Regulations Section 1.1445-2.

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Section 3.20 Stock Consideration. To the extent that the Sellers acquires any Stock Consideration of the Buyer, such Stock Consideration to be acquired by the Sellers will be acquired for investment for the Sellers’s own accounts, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and that the Sellers has no present intention of selling, granting any participation in, or otherwise distributing the same. Sellers does not presently have any contract, undertaking, agreement or arrangement with any Person to sell, transfer or grant participations to such Person or to any third Person, with respect to any of the Stock Consideration.

(a) The Sellers can bear the economic risk of acquiring the Stock Consideration. The Sellers has such knowledge and experience in finance, securities, investments, including investment in non-registered securities, and other business matters so as to be able to protect their interests in connection with this Agreement and the transactions contemplated herein. The Sellers has had full opportunity to review information regarding the business and financial condition of Buyer with the Sellers’s own legal and financial advisers prior to execution of this Agreement. The Sellers recognizes that the receipt of the Stock Consideration involves a high degree of risk and has an opportunity to review all filings by Buyer with the SEC and to ask questions of, and receive satisfactory answers from, management of Buyer.

(b) The Sellers understands that the Stock Consideration is “restricted securities” under applicable U.S. federal and state securities laws and that, pursuant to these laws, the Sellers must hold the Stock Consideration until the Stock Consideration is freely tradeable pursuant to Rule 144 promulgated pursuant to the Securities Act of 1933, as amended(the “Securities Act”).

(c) The Sellers has read and understand the “risk factors” sections of the Buyer’s publicly available filings made pursuant to the Exchange Act of 1934.

(d) The Sellers understands that the Stock Consideration has not been, and will not be, registered under the Securities Act, by reason of a specific exemption from the registration provisions of the Securities Act which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of the Sellers’s representations as expressed herein. The Sellers understands that the Stock Consideration is “restricted securities” under applicable U.S. federal and state securities laws and that, pursuant to these laws, the Sellers must hold the Stock Consideration until the Stock Consideration is freely tradeable pursuant to Rule 144 promulgated pursuant to the Securities Act. The Sellers acknowledges that the Buyer has no obligation to register the Stock Consideration for resale.

(e) The Sellers is an accredited investor as defined in Rule 501(a) of Regulation D promulgated under the Securities Act.

(f) The Sellers understands that the Stock Consideration may be notated with one or all of the following legends:

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“THE SHARES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 AND HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF. NO SUCH TRANSFER MAY BE EFFECTED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN OPINION OF COUNSEL IN A FORM SATISFACTORY TO BRIO THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT OF 1933.”

Plus, any legend required by the securities laws of any state to the extent such laws are applicable to the Stock Consideration represented by the certificate, instrument, or book entry so legend.

(g) Except as otherwise expressly provided herein, and except as Sellers may be otherwise restricted from selling the Stock Consideration under applicable federal or state securities laws, rules and regulations and the U.S. Securities and Exchange Commission (the “SEC”) interpretations thereof, Sellers may only publicly sell the Stock Consideration subject to the following conditions, commencing on the execution and delivery of this Agreement and for the subsequent six (6) month period following the Closing (the “Lock-Up Period”).

(i) Subsequent to the Lock-Up Period, the Sellers, regardless of whether the Sellers is then an “affiliate” of Brio, shall only publicly sell the Stock Consideration pursuant to and in full compliance with the provisions of subparagraphs c(i) of Rule 144 regarding “current public information” and (e)(1)(i) of Rule 144, regarding limiting the sales volume during each three-month period thereafter to 1% of the total outstanding shares of Brio.

(ii) An appropriate legend describing this Agreement shall be imprinted on each stock certificate representing Stock Consideration covered hereby, and the transfer records of the Buyer’s transfer agent shall reflect such appropriate restrictions.

(iii) The Sellers agrees that they will not engage in any short selling of Buyer stock.

(iv) Any transferee of any of the Stock Consideration that is covered by this Agreement in a private sale shall be subject to (i) the receipt by the Buyer of a legal opinion from legal counsel satisfactory to the Buyer to the effect that the private sale complies with the so-called Section 4(1-1/2) exemption from the provisions of the Securities Act, and (ii) the same resale conditions of this Agreement respecting the resale of any Stock Consideration; and provided further, all private sales made during the Lock-Up Period shall be first deducted from the Stock Consideration the Sellers can sell during the Lock-Up Period and be accounted for as part of the Stock Consideration that the Sellers can sell under subparagraph (e) of Rule 144.

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Section 3.21 Books and Records. The minute books of Brio, all of which are in the possession of Brio and have been made available to Buyer, are complete and correct and contain accurate and complete records of all meetings and actions taken by written consent of the sole member, and no meeting, or action taken by written consent, of such member has been held for which minutes have not been prepared and are not contained in such minute books.

Section 3.22 Brokers. No broker, finder, or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any other Transaction Document based upon arrangements made by or on behalf of Sellers.

Section 3.23 Full Disclosure. No representation or warranty by Sellers in this Agreement and no statement contained in the Disclosure Schedules to this Agreement or any certificate or other document furnished or to be furnished to Buyer pursuant to this Agreement contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they are made, not misleading.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Sellers that the statements contained in this Article IV are true and correct as of the date hereof and will be true and correct as of the Closing.

Section 4.01 Organization and Authority of Buyer. Buyer is a corporation duly organized, validly existing, and in good standing under the Laws of the state of Nevada. Buyer has full corporate power and authority to enter into this Agreement and the other Transaction Documents to which Buyer is a party, to carry out its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Buyer of this Agreement and any other Transaction Document to which Buyer is a party, the performance by Buyer of its obligations hereunder and thereunder, and the consummation by Buyer of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of Buyer. This Agreement and each Transaction Document to which Buyer is a party constitute legal, valid, and binding obligations of Buyer enforceable against Buyer in accordance with their respective terms.

Section 4.02 No Conflicts; Consents. The execution, delivery, and performance by Buyer of this Agreement and the other Transaction Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) violate or conflict with any provision of the certificate of formation, bylaws, or other governing documents of Buyer; (b) violate or conflict with any provision of any Law or Governmental Order applicable to Buyer; or (c) require the consent, notice, declaration, or filing with or other action by any Person or require any Permit, license, or Governmental Order.

Section 4.03 Brokers. No broker, finder, or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any other Transaction Document based upon arrangements made by or on behalf of Buyer.

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ARTICLE V

COVENANTS

Section 5.01 From the date hereof until the Closing, except as otherwise provided in this Agreement or consented to in writing by Buyer (which consent shall not be unreasonably withheld, conditioned or delayed), Sellers shall, and shall cause Brio to, (x) conduct the business of Brio in the ordinary course of business consistent with past practice; and (y) use reasonable best efforts to maintain and preserve intact the current organization, business and franchise of Brio and to preserve the rights, franchises, goodwill and relationships of its employees, customers, lenders, suppliers, regulators and others having business relationships with Brio. Without limiting the foregoing, from the date hereof until the Closing Date, Sellers shall:

(a) cause Brio to preserve and maintain all of its Permits;

(b) cause Brio to pay its debts, Taxes and other obligations when due;

(c) cause Brio to maintain the properties and assets owned, operated or used by Brio in the same condition as they were on the date of this Agreement, subject to reasonable wear and tear;

(d) cause Brio to continue in full force and effect without modification all Insurance Policies, except as required by applicable Law;

(e) cause Brio to defend and protect its properties and assets from infringement or usurpation;

(f) cause Brio to perform all of its obligations under all Contracts relating to or affecting its properties, assets or business;

(g) cause Brio to maintain its books and records in accordance with past practice;

(h) cause Brio to comply in all material respects with all applicable Laws; and

(i) cause Brio not to take or permit any action that would cause any of the changes, events, or conditions described in Section 3.08 to occur.

Section 5.02 Access to Information. From the date hereof until the Closing, Sellers shall, and shall cause Brio to, (a) afford Buyer andany and all directors managers, officers, employees, consultants, financial advisors, counsel, accountants and other agents (collectively “Representatives”) of Buyer full and free access to and the right to inspect all of the properties, assets, premises, books and records, Contracts and other documents and data related to Brio; (b) furnish Buyer and its Representatives with such financial, operating and other data and information related to Brio as Buyer or any of its Representatives may reasonably request; and (c) instruct the Representatives of Sellers and Brio to cooperate with Buyer in its investigation of Brio. Any investigation pursuant to Section 5.02 shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of Sellers or Brio. No investigation by Buyer or other information received by Buyer shall operate as a waiver or otherwise affect any representation, warranty, or agreement given or made by Sellers in this Agreement.

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Section 5.03 No Solicitation of Other Bids.

(a) Sellers shall not, and shall not authorize or permit any of its Affiliates (including Brio) or any of its or their Representatives to, directly or indirectly, (i) encourage, solicit, initiate, facilitate or continue inquiries regarding an Acquisition Proposal; (ii) enter into discussions or negotiations with, or provide any information to, any Person concerning a possible Acquisition Proposal; or (iii) enter into any agreements or other instruments (whether or not binding) regarding an Acquisition Proposal. Sellers shall immediately cease and cause to be terminated and shall cause its Affiliates (including Brio) and all of its and their Representatives to immediately cease and cause to be terminated, all existing discussions or negotiations with any Persons conducted heretofore with respect to, or that could lead to, an Acquisition Proposal. For purposes hereof, “Acquisition Proposal” shall mean any inquiry, proposal or offer from any Person (other than Buyer or any of its Affiliates) concerning (i) a merger, consolidation, liquidation, recapitalization or other business combination transaction involving Brio; (ii) the issuance or acquisition of membership interests in Brio; or (iii) the sale, lease, exchange or other disposition of any significant portion of Brio’s properties or assets.

(b) In addition to the other obligations under this Section 5.03, Sellers shall promptly (and in any event within three Business Days after receipt thereof by Sellers or its Representatives) advise Buyer orally and in writing of any Acquisition Proposal, any request for information with respect to any Acquisition Proposal, or any inquiry with respect to or which could reasonably be expected to result in an Acquisition Proposal, the material terms and conditions of such request, Acquisition Proposal or inquiry, and the identity of the Person making the same.

(c) Sellers agrees that the rights and remedies for noncompliance with this Section 5.03 shall include having such provision specifically enforced by any court having equity jurisdiction, it being acknowledged and agreed that any such breach or threatened breach shall cause irreparable injury to Buyer and that money damages would not provide an adequate remedy to Buyer.

Section 5.04 Notice of Certain Events.

(a) From the date hereof until the Closing, Sellers shall promptly notify Buyer in writing of:

(i) any fact, circumstance, event or action the existence, occurrence or taking of which (A) has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (B) has resulted in, or could reasonably be expected to result in, any representation or warranty made by Sellers hereunder not being true and correct or (C) has resulted in, or could reasonably be expected to result in, the failure of any of the conditions set forth in Section 7.02 to be satisfied;

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(ii) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

(iii) any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement; and

(iv) any Actions commenced or, to Sellers’s Knowledge, threatened against, relating to or involving or otherwise affecting Sellers or Brio that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to 4 or that relates to the consummation of the transactions contemplated by this Agreement.

(b) Buyer’s receipt of information pursuant to this Section 5.04 shall not operate as a waiver or otherwise affect any representation, warranty or agreement given or made by Sellers in this Agreement (including Section 8.01 and Section 9.01(b) and shall not be deemed to amend or supplement the Disclosure Schedules.

Section 5.05 Confidentiality. From and after the Closing, Sellers shall, and shall cause its Affiliates to, hold, and shall use its reasonable best efforts to cause its or their respective Representatives to hold, in confidence any and all information, whether written or oral, concerning Brio, except to the extent that Sellers can show that such information (a) is generally available to and known by the public through no fault of Sellers, any of its Affiliates or their respective Representatives; or (b) is lawfully acquired by Sellers, any of its Affiliates or their respective Representatives from and after the Closing from sources which are not prohibited from disclosing such information by a legal, contractual or fiduciary obligation. If Sellers or any of its Affiliates or their respective Representatives are compelled to disclose any information by judicial or administrative process or by other requirements of Law, Sellers shall promptly notify Buyer in writing and shall disclose only that portion of such information which Sellers is advised by its counsel in writing is legally required to be disclosed, provided that Sellers shall use reasonable best efforts to obtain an appropriate protective order or other reasonable assurance that confidential treatment will be accorded such information.

Section 5.06 Non-Competition; Non-Solicitation.

(a) For a period of three years commencing on the Closing Date (the “Restricted Period”), Sellers shall not, and shall not permit any of its Affiliates to, directly or indirectly: (i) engage in or assist others in engaging in or owning more than 5% of a company that creates, manufactures, and or sells CBD and related cannabinoid products or services anywhere in the world. (the “Restricted Business”) in any state in which Brio holds or has held in the last five (5) years a license to conduct the Restricted Business (the “Territory”); (ii) have an interest in any Person that engages directly or indirectly in the Restricted Business in the Territory in any capacity, including as a partner, shareholder, director, officer, member, manager, employee, principal, agent, advisor, or consultant; or (iii) intentionally interfere in any material respect with the business relationships (whether formed prior to or after the date of this Agreement) between Brio and customers or suppliers of Brio.

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(b) During the Restricted Period, Sellers shall not, and shall not permit any of its Affiliates to, directly or indirectly, hire or solicit any current or former employee of Brio or encourage any employee to leave Brio’s employment, except pursuant to a general solicitation which is not directed specifically to any such employees; provided, that nothing in this Section 5.07(b) shall prevent Sellers or any of its Affiliates from hiring: (i) any employee terminated by Brio or Buyer; or (ii) after one hundred eighty (180) days from the date of termination of employment, any employee whose employment has been terminated by the employee.

(c) Sellers acknowledges that a breach or threatened breach of this Section 5.07 would give rise to irreparable harm to Buyer, for which monetary damages would not be an adequate remedy, and hereby agrees that in the event of a breach or a threatened breach by Sellers of any such obligations, Buyer shall, in addition to any and all other rights and remedies that may be available to it in respect of such breach, be entitled to equitable relief, including a temporary restraining order, an injunction, specific performance, and any other relief that may be available from a court of competent jurisdiction (without any requirement to post bond).

(d) Sellers acknowledges that the restrictions contained in this Section 5.07 are reasonable and necessary to protect the legitimate interests of Buyer and constitute a material inducement to Buyer to enter into this Agreement and consummate the transactions contemplated by this Agreement. In the event that any covenant contained in this Section 5.07 should ever be adjudicated to exceed the time, geographic, product or service, or other limitations permitted by applicable Law in any jurisdiction or any Governmental Order, then any court is expressly empowered to reform such covenant, and such covenant shall be deemed reformed, in such jurisdiction to the maximum time, geographic, product or service, or other limitations permitted by applicable Law or such Governmental Order. The covenants contained in this Section 5.07 and each provision hereof are severable and distinct covenants and provisions. The invalidity or unenforceability of any such covenant or provision as written shall not invalidate or render unenforceable the remaining covenants or provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such covenant or provision in any other jurisdiction.

Section 5.07 Further Assurances. Following the Closing, each of the parties hereto shall, and shall cause their respective Affiliates to, execute and deliver such additional documents and instruments and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement and the other Transaction Documents.

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ARTICLE VI

TAX MATTERS

Section 6.01 Tax Covenants.

(a) Without the prior written consent of Buyer, Sellers shall not, to the extent it may affect or relate to Brio: (i) make, change, or rescind any Tax election; (ii) amend any Tax Return; (iii) take any position on any Tax Return; or (iv) take any action, omit to take any action, or enter into any other transaction that would have the effect of increasing the Tax liability or reducing any Tax asset of Buyer or Brio, in respect of any taxable period that begins after the Closing Date or, in respect of any taxable period that begins before and ends after the Closing Date (each such period, a “Straddle Period”), the portion of such Straddle Period beginning after the Closing Date.

(b) All transfer, documentary, sales, use, stamp, registration, value added, and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement and the other Transaction Documents shall be borne and paid by Sellers when due. Sellers shall, at their own expense, timely file any Tax Return or other document with respect to such Taxes or fees (and Buyer shall cooperate with respect thereto as necessary).

(c) The Buyer shall prepare, or cause to be prepared, all Tax Returns required to be filed by Brio after the Closing Date with respect to any taxable period or portion thereof ending on or before the Closing Date and all Straddle Period Tax Returns. Any such Tax Return shall be prepared in a manner consistent with past practice (unless otherwise required by Law) and without a change of any election or any accounting method.

Section 6.02 Straddle Period. In the case of Taxes that are payable with respect to a Straddle Period, the portion of any such Taxes that are allocated to Pre-Closing Tax Periods (as defined in Section 6.04 for purposes of this Agreement shall be: (a) in the case of Taxes (i) based upon, or related to, income, receipts, profits, wages, capital, or net worth, (ii) imposed in connection with the sale, transfer, or assignment of property, or (iii) required to be withheld, the amount of Taxes which would be payable if the taxable year ended with the Closing Date; and (b) in the case of other Taxes, the amount of such Taxes for the entire period multiplied by a fraction, the numerator of which is the number of days in the period ending on the Closing Date and the denominator of which is the number of days in the entire period.

Section 6.03 Termination of Existing Tax Sharing Agreements. Any and all existing Tax sharing agreements (whether written or not) binding upon Brio shall be terminated as of the Closing Date. After such date neither of Brio, Sellers, nor any of Sellers’s Affiliates and their respective Representatives shall have any further rights or liabilities thereunder.

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Section 6.04 Tax Indemnification. Sellers shall indemnify Brio, Buyer, and each Buyer Indemnitee (as defined in Section 8.01) and hold them harmless from and against (a) any loss, damage, liability, deficiency, Action, judgment, interest, award, penalty, fine, cost, or expense of whatever kind (collectively, including reasonable attorneys’ fees and the cost of enforcing any right to indemnification under this Agreement, “Losses”) attributable to any breach of or inaccuracy in any representation or warranty made in Section 3.18; (b) any Loss attributable to any breach or violation of, or failure to fully perform, any covenant, agreement, undertaking, or obligation in Article VI; (c) all Taxes of Brio or relating to the business of Brio for all Pre-Closing Tax Periods (as defined below); (d) all Taxes of any member of an affiliated, consolidated, combined, or unitary group of which Brio (or any predecessor of Brio) is or was a member on or prior to the Closing Date by reason of a liability under Treasury Regulation Section 1.1502-6 or any comparable provisions of foreign, state, or local Law; and (e) any and all Taxes of any Person imposed on Brio arising under the principles of transferee or successor liability or by contract, relating to an event or transaction occurring before the Closing Date (collectively, the Losses relating to Taxes referred to in this Section 6.04, the “Sellers Taxes”). In each of the above cases, together with any out-of-pocket fees and expenses (including attorneys’ and accountants’ fees) incurred in connection therewith, Sellers shall reimburse Buyer for any Taxes that are the responsibility of Sellers pursuant to this Section 6.04 within ten business days after payment of such Taxes by Buyer or Brio. For purposes of this Agreement, a “Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and, with respect to any taxable period beginning before and ending after the Closing Date, the portion of such taxable period ending on and including the Closing Date.

Section 6.05 Cooperation and Exchange of Information. Sellers and Buyer shall provide each other with such cooperation and information as either of them reasonably may request of the other in filing any Tax Return pursuant to this Article VI or in connection with any audit or other proceeding in respect of Taxes of Brio, including providing copies of relevant Tax Returns and accompanying documents. Each of Sellers and Buyer shall retain all Tax Returns and other documents in its possession relating to Tax matters of Brio for any Pre-Closing Tax Period (collectively, “Tax Records”) until the expiration of the statute of limitations of the taxable periods to which such Tax Records relate.

Section 6.06 Tax Treatment. Sellers and Buyer agree that the transaction contemplated hereby will be treated for U.S. federal income Tax purposes and applicable state income Tax purposes as a taxable sale by Sellers and a purchase by Buyer of the assets of Brio.

Section 6.07 Tax Allocation. Sellers and Buyer agree that the Purchase Price shall be allocated among the assets of Brio for U.S. federal and applicable state and local income tax purposes as agreed by their respective accountants, negotiating in good faith on their behalf.

Section 6.08 Survival. Notwithstanding anything in this Agreement to the contrary, the provisions of Section 3.18 and this Article VI shall survive for the full period of all applicable statutes of limitations (giving effect to any waiver, mitigation, or extension thereof) plus 90 days.

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ARTICLE VII

CONDITIONS TO CLOSING

Section 7.01 Conditions to Obligations of All Parties. The obligations of each party to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following condition:

(a) No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Governmental Order which is in effect and has the effect of making the transactions contemplated by this Agreement illegal, otherwise restraining or prohibiting consummation of such transactions or causing any of the transactions contemplated hereunder to be rescinded following completion thereof.

Section 7.02 Conditions to Obligations of Buyer. The obligations of Buyer to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or Buyer’s waiver, at or prior to the Closing, of each of the following conditions:

(a) Other than the representations and warranties of Sellers contained in Section 3.01, Section 3.02, Section 3.03, Section 3.06 and Section 3.21, the representations and warranties of Sellers contained in this Agreement, the Transaction Documents and any certificate or other writing delivered pursuant hereto shall be true and correct in all respects (in the case of any representation or warranty qualified by materiality or Material Adverse Effect) or in all material respects (in the case of any representation or warranty not qualified by materiality or Material Adverse Effect) on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects). The representations and warranties of Sellers contained in Section 3.01, Section 3.02, Section 3.03, Section 3.06 and Section 3.21 shall be true and correct in all respects on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects). For purposes of this Agreement “Material Adverse Effect” means any event, occurrence, fact, condition or change that is, or could reasonably be expected to become, individually or in the aggregate, materially adverse to (a) the business, results of operations, condition (financial or otherwise) or assets of Brio, or (b) the ability of Sellers to consummate the transactions contemplated hereby on a timely basis; provided, however, that “Material Adverse Effect” shall not include any event, occurrence, fact, condition or change, directly or indirectly, arising out of or attributable to: (i) general economic or political conditions; (ii) conditions generally affecting the industries in which Brio operates; (iii) any changes in financial or securities markets in general; (iv) acts of war (whether or not declared), armed hostilities or terrorism, or the escalation or worsening thereof; (v) any action required or permitted by this Agreement, except pursuant to Section 3.05; (vi) any changes in applicable Laws or accounting rules, including GAAP; or (vii) the public announcement, pendency or completion of the transactions contemplated by this Agreement; provided further, however, that any event, occurrence, fact, condition or change referred to in clauses (i) through (iv) immediately above shall be taken into account in determining whether a Material Adverse Effect has occurred or could reasonably be expected to occur to the extent that such event, occurrence, fact, condition or change has a disproportionate effect on Brio compared to other participants in the industries in which Brio conducts its businesses.

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(b) Sellers shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement and each of the Transaction Documents to be performed or complied with by it prior to or on the Closing Date.

(c) No Action shall have been commenced against Buyer, Sellers or Brio, which would prevent the Closing. No injunction or restraining order shall have been issued by any Governmental Authority, and be in effect, which restrains or prohibits any transaction contemplated hereby.

(d) All approvals, consents and waivers that are listed on Section 3.05of the Disclosure Schedules shall have been received, and executed counterparts thereof shall have been delivered to Buyer at or prior to the Closing.

(e) From the date of this Agreement, there shall not have occurred any Material Adverse Effect, nor shall any event or events have occurred that, individually or in the aggregate, with or without the lapse of time, could reasonably be expected to result in a Material Adverse Effect.

(f) The other Transaction Documents shall have been executed and delivered by the parties thereto and true and complete copies thereof shall have been delivered to the Buyer.

(g) The Buyer shall have received a certificate, dated the Closing Date and signed by a duly authorized officer of Sellers, that each of the conditions set forth in Section 7.02(a) and Section 7.02(b) have been satisfied.

(h) Buyer shall have received a certificate from the managing member of Brio certifying (i) that attached thereto are true and complete copies of all resolutions of the members of Company authorizing the execution, delivery, and performance of this Agreement, and the other agreements, instruments, and documents required to be delivered in connection with this Agreement or at the Closing (collectively, the “Transaction Documents”) to which Sellers and Brio are a party and the consummation of the transactions contemplated hereby and thereby, and that such resolutions are in full force and effect, (ii) that attached thereto are true and complete copies of the governing documents of Brio, including any amendments or restatements thereof, and that such governing documents are in full force and effect.

(i) The Buyer shall have received the resignations of any managers, officers, or other persons serving as a managerial official of Brio, effective as of the Closing Date.

(j) Buyer shall have received a certificate of good standing for Brio certified by the Secretary of State of Texas and a certificate of good standing (or its equivalent) for Brio certified by the Secretary of State or similar Governmental Authority of each state where Brio is required to be qualified, registered, or authorized to do business. For purposes of this Agreement, “Governmental Authority” means any federal, state, local, or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any arbitrator, court, or tribunal of competent jurisdiction.

(k) The Buyer shall have received a certificate pursuant to Treasury Regulations Section 1.1445-2(b) that Sellers is not a foreign person within the meaning of Section 1445 of the Internal Revenue Code of 1986 (as amended, the “Code”).

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(l) The buyer shall have received an operating budget for Brio covering the two years following the Closing Date and forecasting monthly revenue and expenses.

(m) Buyer shall have received all state licenses allowing Brio to operate as an “energy services company” in the states listed in Disclosure Schedule 7.02(m), with all such licenses renewed by Brio.

(n) Buyer shall have received all technology and code developed or purchased by Brio, including Brio’s proprietary customer relationship management program.

(o) The buyer shall have received all of Brio’s prepared business plans.

(p) The buyer shall have received a list of all of Brio’s (A) historic customers; (B) historic employees; and (C) potential hires.

(q) Buyer shall have obtained financing sufficient to enable Buyer to complete the transaction in its sole and absolute discretion.

(r) The buyer shall have completed its due diligence investigation of Brio, and shall, in its sole discretion, be satisfied with the results of such due diligence investigation.

(s) Sellers shall have delivered to Buyer such other documents or instruments as Buyer reasonably requests and are reasonably necessary to consummate the transactions contemplated by this Agreement.

Section 7.03 Conditions to Obligations of Sellers. The obligations of Sellers to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or Sellers’s waiver, at or prior to the Closing, of each of the following conditions:

(a) Other than the representations and warranties of Buyer contained in Section 4.01and Section 4.03, the representations and warranties of Buyer contained in this Agreement, the Transaction Documents and any certificate or other writing delivered pursuant hereto shall be true and correct in all respects (in the case of any representation or warranty qualified by materiality or Material Adverse Effect) or in all material respects (in the case of any representation or warranty not qualified by materiality or Material Adverse Effect) on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects). The representations and warranties of Buyer contained in Section 4.01 and Section 4.03 shall be true and correct in all respects on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date.

(b) Buyer shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement and each of the Transaction Documents to be performed or complied with by it prior to or on the Closing Date.

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(c) No injunction or restraining order shall have been issued by any Governmental Authority, and be in effect, which restrains or prohibits any material transaction contemplated hereby.

(d) The Transaction Documents shall have been executed and delivered by the parties thereto and true and complete copies thereof shall have been delivered to Sellers.

(e) Sellers shall have received a certificate, dated the Closing Date and signed by a duly authorized officer of the Buyer, that each of the conditions set forth in Section 7.03 (a) and Section 7.03 (b) have been satisfied.

(f) Sellers shall have received a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Buyer certifying that attached thereto are true and complete copies of all resolutions adopted by the board of directors of Buyer authorizing the execution, delivery and performance of this Agreement and the Transaction Documents and the consummation of the transactions contemplated hereby and thereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby.

(g) Buyer shall have delivered to Sellers (i) cash in an amount equal to the Closing Date Payment by wire transfer in immediately available funds, to an account or accounts designated at least two Business Days prior to the Closing Date by Sellers in a written notice to Buyer, (ii) the Stock Consideration, and (iii) the Sellers Note.

(h) Buyer shall have delivered to Sellers such other documents or instruments as Sellers reasonably requests and are reasonably necessary to consummate the transactions contemplated by this Agreement.

ARTICLE VIII

INDEMNIFICATION

Section 8.01 Indemnification by Sellers. Subject to the other terms and conditions of this Article VIII, Sellers shall indemnify and defend each of Buyer and its Affiliates (including Brio) and their respective Representatives (collectively, the “Buyer Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Buyer Indemnitees based upon, arising out of, with respect to, or by reason of:

(a) any inaccuracy in or breach of any of the representations or warranties of Sellers contained in this Agreement or the other Transaction Documents; or

(b) any breach or non-fulfillment of any covenant, agreement, or obligation to be performed by Sellers pursuant to this Agreement or the other Transaction Documents.

Section 8.02 Indemnification by Buyer. Subject to the other terms and conditions of this Article VIII, Buyer shall indemnify and defend each of Sellers and its Representatives (collectively, the “Sellers Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Sellers Indemnitees based upon, arising out of, with respect to, or by reason of:

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(a) any inaccuracy in or breach of any of the representations or warranties of Buyer contained in this Agreement or the other Transaction Documents; or

(b) any breach or non-fulfillment of any covenant, agreement, or obligation to be performed by Buyer pursuant to this Agreement.

Section 8.03 Indemnification Procedures. Whenever any claim shall arise for indemnification hereunder, the party entitled to indemnification (the “Indemnified Party”) shall promptly provide written notice of such claim to the other party (the “Indemnifying Party”). In connection with any claim giving rise to indemnity hereunder resulting from or arising out of any Action by a Person who is not a party to this Agreement, the Indemnifying Party, at its sole cost and expense and upon written notice to the Indemnified Party, may assume the defense of any such Action with counsel reasonably satisfactory to the Indemnified Party. The Indemnified Party shall be entitled to participate in the defense of any such Action, with its counsel and at its own cost and expense. If the Indemnifying Party does not assume the defense of any such Action, the Indemnified Party may, but shall not be obligated to, defend against such Action in such manner as it may deem appropriate, including settling such Action, after giving notice of it to the Indemnifying Party, on such terms as the Indemnified Party may deem appropriate and no action taken by the Indemnified Party in accordance with such defense and settlement shall relieve the Indemnifying Party of its indemnification obligations herein provided with respect to any damages resulting therefrom. The Indemnifying Party shall not settle any Action without the Indemnified Party’s prior written consent (which consent shall not be unreasonably withheld or delayed).

Section 8.04 Survival. Subject to the limitations and other provisions of this Agreement, all representations and warranties contained herein and all related rights to indemnification shall survive the Closing; provided, however, that the representations and warranties in (a) Section 3.01, Section 3.02, Section 3.03, Section 3.04, Section 3.21, Section 4.01, and Section 4.03 shall survive indefinitely; and (b) Section 3.18 shall survive for the full period of all applicable statutes of limitations (giving effect to any waiver, mitigation, or extension thereof) plus 90 days. Subject to Article IX, all covenants and agreements of the parties contained herein shall survive the Closing indefinitely unless another period is explicitly specified herein. Notwithstanding the foregoing, any claims which are timely asserted in good faith with reasonable specificity (to the extent known at such time) and in writing by notice from the non-breaching party to the breaching party prior to the expiration date of the applicable survival period shall not thereafter be barred by the expiration of the relevant representation or warranty and such claims shall survive until finally resolved.

Section 8.05 Tax Claims. Notwithstanding any other provision of this Agreement, the control of any claim, assertion, event, or proceeding in respect of Taxes of Brio (including, but not limited to, any such claim in respect of a breach of the representations and warranties in Section 3.18 hereof or any breach or violation of or failure to fully perform any covenant, agreement, undertaking, or obligation in Article VI) shall be governed exclusively by Article VI hereof.

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Section 8.06 Limitation on Indemnification. Notwithstanding any of the foregoing, sellers’ and Brio’s indemnifications shall be limited as follows:

(a) The obligation to pay indemnification shall only commence once an Indemnified Party’s claim for indemnification, either as a standalone claim or combined with all other claims for indemnification, exceeds $50,000 (the “Indemnification Threshold”) except with respect to any claim, assertion, event, or proceeding in respect of any Sellers Taxes, which shall be governed by Article VI hereof and shall not be so limited by the Indemnification Threshold. Once the Indemnified Party’s claim for indemnification exceeds the Indemnification Threshold, the Indemnifying Party shall indemnify the Indemnified Party for all amounts to which the Indemnified Party is entitled to indemnification thereafter.

(b) The amount of any Losses subject to indemnification under this Article VIII due to Buyer Indemnities will be determined: (i) net of all amounts recovered by Buyer Indemnities under any and all insurance policies or other collateral sources; and(ii) only for Losses thereafter in excess of the Indemnification Threshold up to but not in excess of the Indemnification Cap (as defined below).

(c) The Indemnifying Party’s indemnification obligations shall be limited to $500,000 (the “Indemnification Cap”), except with respect to any claim, assertion, event, or proceeding in respect of Sellers Taxes, which shall be governed by Article VI hereof and shall not be so limited by the Indemnification Cap.

Section 8.07 Cumulative Remedies. The rights and remedies provided for in this Article VIII (and in Article VI) are cumulative and are in addition to and not in substitution for any other rights and remedies available at Law or in equity or otherwise.

ARTICLE IX

TERMINATION

Section 9.01 Termination. This Agreement may be terminated at any time prior to the Closing:

(a) by the mutual written consent of Sellers and Buyer;

(b) by Buyer by written notice to Sellers if:

(i) Buyer is not then in material breach of any provision of this Agreement and there has been a breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by Sellers pursuant to this Agreement that would give rise to the failure of any of the conditions specified in Article VII and such breach, inaccuracy or failure has not been cured by Sellers within ten days of Sellers’s receipt of written notice of such breach from Buyer; or

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(ii) any of the conditions set forth in Section 7.01 or Section 7.02 shall not have been, or if it becomes apparent that any of such conditions will not be, fulfilled by the Closing Date, unless such failure shall be due to the failure of Buyer to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing;

(c) by Sellers by written notice to Buyer if:

(i) Sellers is not then in material breach of any provision of this Agreement and there has been a breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by Buyer pursuant to this Agreement that would give rise to the failure of any of the conditions specified in Article VII and such breach, inaccuracy or failure has not been cured by Buyer within ten days of Buyer’s receipt of written notice of such breach from Sellers; or

(ii) any of the conditions set forth in Section 7.01 or Section 7.03 shall not have been, or if it becomes apparent that any of such conditions will not be, fulfilled by the Closing Date, unless such failure shall be due to the failure of Sellers to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing; or

(d) by Buyer or Sellers in the event that (i) there shall be any Law that makes consummation of the transactions contemplated by this Agreement illegal or otherwise prohibited or (ii) any Governmental Authority shall have issued a Governmental Order restraining or enjoining the transactions contemplated by this Agreement, and such Governmental Order shall have become final and non-appealable.

Section 9.02 Effect of Termination. In the event of the termination of this Agreement in accordance with this Article, this Agreement shall forthwith become void and there shall be no liability on the part of any party hereto except:

(a) as set forth in this Article IX and Section 5.06 and Article X hereof; and

(b) that nothing herein shall relieve any party hereto from liability for any willful breach of any provision hereof.

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ARTICLE X

MISCELLANEOUS

Section 10.01 Expenses. All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses.

Section 10.02 Notices. All notices, claims, demands, and other communications hereunder shall be in writing and shall be deemed to have been given: (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or email of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next business day if sent after normal business hours of the recipient; or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid, if sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 10.02):

If to Sellers:

with a copy (which shall not constitute notice) to:	BrioNutrition, LLC 207 King Road, Suite 401 Frisco, TX 75036 Attention: Shannon Shell, CEO Via Email; shannon@brionutrition.com

If to Buyer:	1606 Corp.. Email: greg@1606corp.com Attention: Greg Lambrecht, CEO

with a copy (which shall not constitute notice) to:	Carl P Ranno carlranno@cox.net

Section 10.03 Interpretation; Headings. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

Section 10.04 Severability. If any term or provision of this Agreement is invalid, illegal, or unenforceable in any jurisdiction, such invalidity, illegality, or unenforceability shall not affect any other term or provision of this Agreement.

Section 10.05 Entire Agreement. This Agreement and the other Transaction Documents constitute the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein and therein, and supersede all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter. In the event of any inconsistency between the statements in the body of this Agreement and those in the other Transaction Documents, any exhibits, and the Disclosure Schedules (other than an exception expressly set forth as such in the Disclosure Schedules), the statements in the body of this Agreement will control.

Section 10.06 Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither party may assign its rights or obligations hereunder without the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed. No assignment shall relieve the assigning party of any of its obligations hereunder.

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Section 10.07 Amendment and Modification; Waiver. This Agreement may only be amended, modified, or supplemented by an agreement in writing signed by each party hereto. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. No failure to exercise, or delay in exercising, any right or remedy arising from this Agreement shall operate or be construed as a waiver thereof. No single or partial exercise of any right or remedy hereunder shall preclude any other or further exercise thereof or the exercise of any other right or remedy.

Section 10.08 Governing Law; Submission to Jurisdiction. All matters arising out of or relating to this Agreement shall be governed by and construed in accordance with the internal laws of the State of Arizona without giving effect to any choice or conflict of law provision or rule (whether of the State of Arizona or any other jurisdiction). Any legal suit, action, proceeding, or dispute arising out of or related to this Agreement, the other Transaction Documents, or the transactions contemplated hereby or thereby shall be instituted in the federal courts of the United States of America or the courts of the State of Arizona in each case located in the city of Arizona and county of Maricopa, and each party irrevocably submits to the exclusive jurisdiction of such courts in any such suit, action, proceeding, or dispute.

Section 10.09 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by email or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

[SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers and members thereunto duly authorized.

SELLERS:		UNITS SOLD:	CONSIDERATION

Brio Nutrition, LLC

By:	/s/ Shannon Shell	39,950	$50,000.00
	Shannon Shell
	Managing Member

			Shares
By:	/s/ Shannon Shell	179,405	89,955
	Shannon Shell
	230 Aero Country Rd
	McKinney, TX 75071

Raleigh Holdings, LLC

By:	/s/ Jesse Windrix
	Jesse Windrix Sole Mbr	179,405	89,995
	601 Century Pkwy
	Suite 300
	Allen, TX 75013

By:	/s/ Layne McBeath
	Layne McBeath	22,013	11,037
	2225 Country Oaks Drive
	Garland, TX 75040

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By:	/s/ Mauricio Cremer
	Mauricio Cremer	16,510	8,278
	3800 Commerce St
	Suite 223
	Dallas, TX 75226

By:	/s/ Preston Spigener
	Preston Spigener	17,610	8,830
	1090 West Exchange
	Apt 5311
	Allen, TX 75013

By:	/s/ Madeline Clark
	Madeline Clark	8,805	4,415
	300 South Waters Rd
	Apt 1016

By:	/s/ Lacie Duffy
	Lacie Duffy	16,510	8,278
	4905 Kilroy Drive

By:	/s/ Bret Allen Henry
	Bret Allen Henry	11,740	5,887
	4008 NW 68th

By:	/s/ Jamie Lyn Wood
	Jamie Lyn Wood	7,827	3,924
	4008 NW 68th
	Oklahoma City, OK 73116

TOTAL		499,775	SHARES 230,559

BUYER:

1606 Corp.

By: /s/ Greg Lambrecht

Name: Greg Lambrecht

Title: Chief Executive Officer

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SCHEDULES

Schedule3.03(c) Outstanding or authorized options, warrants, convertible securities, or other rights, agreements, or commitments of any character relating to the membership interests or equity interests in Brio or obligating Sellers or Brio to issue or sell any membership interests (including the Membership Interests), or any other interest, in Brio.

Schedule 3.09 Buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property of Brio which are not structurally sound.

Schedule 3.10(a) Material Contracts

Section 3.11(b) Intellectual Property

Schedule 3.12(a) Material Customers

Schedule 1.01 Encumbrances

Schedule 3.13 Insurance Policies. All permits, licenses, franchises, approvals, registrations, certificates, variances, and similar rights obtained, or required to be obtained, from Governmental Authorities (collectively, “Permits”) that are required for Brio to conduct its business, including, without limitation, owning or operating any of the Real Property, have been obtained and are valid and in full force and effect.

Schedule 3.15 (b) Permits.

Schedule 3.17(a) Employees, independent contractors, and consultants of Brio

Schedule 7.02(m) All state licenses allowing Brio to operate as a CBD manufacturer and distribution company.

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